Exhibit 99.1

SPX REPORTS FOURTH QUARTER 2013 RESULTS

AND PROVIDES 2014 ANNUAL FINANCIAL GUIDANCE

•                  Q4 2013 Segment Income Margins Expanded 70 points to 12.9%

•                  Record Order Quarter for Flow Segment

•                  Q4 2013 Diluted Earnings Per Share from Continuing Operations of $1.85

•                  2014 Adjusted EPS from Continuing Operations* Guidance of $5.00 to $5.50

•                  Announces 50% Increase in Annual Dividend

CHARLOTTE, NC — February 12, 2014 — SPX Corporation (NYSE:SPW) today reported results for the fourth quarter ended December 31, 2013 and provided 2014 annual financial guidance.

Fourth Quarter 2013 Overview:

•                  Revenues declined 3.4% to $1.32 billion from $1.37 billion in the year-ago quarter.  Organic revenues* decreased 3.0% and currency fluctuations decreased revenues by 0.4%.

•                  Segment income and margins improved to $170.7 million and 12.9%, compared to $166.5 million and 12.2% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $1.85, compared to a net loss per share from continuing operations of ($5.56) in the year-ago quarter.  The prior year quarter included a non-cash impairment charge of $285.9 million, or $5.19 per share net of tax, associated with the Thermal Equipment and Services segment and a mark-to-market pension charge of $149.9 million, or $1.96 per share net of tax.

•                  Net cash from continuing operations was $248.7 million, compared to net cash from continuing operations of $199.2 million in the year-ago quarter.

•                  Free cash flow from continuing operations* was $236.3 million, compared to free cash flow from continuing operations of $174.0 million in the year-ago quarter.

Full Year 2013 Overview:

•                  Revenues declined 2.4% to $4.72 billion from $4.83 billion in the prior year.  Organic revenues* decreased 1.7%, currency fluctuations decreased revenues by 0.8% and acquisitions increased revenues by 0.1%.

•                  Segment income and margins improved to $494.5 million and 10.5%, compared to $472.5 million and 9.8% in the prior year.

•                  Diluted net income per share from continuing operations was $4.33, compared to a net loss per share from continuing operations of ($3.59) in 2012.  The prior year included a non-cash impairment charge of $285.9 million, or $5.11 per share net of tax, associated with the Thermal Equipment and Services segment and a mark-to-market pension charge of $149.9 million, or $1.94 per share net of tax.

•                  Net cash from continuing operations was $98.6 million, compared to net cash from continuing operations of $49.3 million in the prior year.

•                  Adjusted free cash flow* from continuing operations increased to $318.7 million, compared to free cash flow from continuing operations of ($32.1) million in 2012.

“We are committed to improving operational performance, returning capital to shareholders and focusing our strategy around our Flow end markets.  We made very good progress in each of these areas during 2013 and finished with a strong fourth quarter,” said Chris Kearney, Chairman, President and Chief Executive Officer of SPX.

“Our fourth quarter results were highlighted by strong free cash flow performance, margin improvement and order growth.  Free cash flow for the quarter was $236 million, and we finished the year with $692 million of cash on hand, exceeding our expectations.  Segment income margins expanded 70 points, driven by operational improvement at both our Flow and Industrial segments.  Orders in the fourth quarter increased over the prior year in all three segments, including another record order quarter for our Flow segment.”

Kearney continued, “On the strategic front, we completed the sale of our EGS joint venture interest in January, and the sale processes for the discontinued industrial assets are progressing.  As we continue to focus our business around our Flow end markets, we are simultaneously reducing our overall cost structure.  We initiated actions that will significantly reduce our pension obligations going forward.  We also refinanced our senior credit facilities and completed the redemption of $500 million of bonds.  As a result of these actions, we expect pension and interest expense to decline significantly in our 2014 adjusted earnings model.”

“Additionally, we have committed $500 million to share repurchases that we expect to complete by the end of this year.  After all of these actions, we still expect to be within our target leverage range of 1.5x to 2.5x gross debt to EBITDA.  Given that, we are also implementing a dividend increase effective with our next quarterly dividend payment.  Our annual dividend will now be targeted at $1.50 per share, payable quarterly.”

“Looking at 2014, we remain cautious on the global economy, but are encouraged by the positive order momentum we experienced in the second half of 2013, particularly in our Flow segment.  For 2014, we are targeting 2% to 6% revenue growth and 90 points of margin expansion at the segment level, with margins increasing at all three segments.  Our guidance range for adjusted EPS from continuing operations* is $5.00 to $5.50 per share.”

CONTINUING OPERATIONS OVERVIEW

Flow Technology

Revenues for the fourth quarter of 2013 were $720.0 million, compared to $728.2 million in the fourth quarter of 2012, a decrease of $8.2 million, or 1.1%.  Organic revenues* decreased 1.2%, while currency fluctuations increased revenues by 0.1%.  The decrease in organic revenues was due primarily to a lower level of OE pump sales resulting from our increased discipline in order acceptance of OE pump contracts as well as fewer nuclear project opportunities.  These declines were largely offset by increased sales of oil & gas aftermarket services and pipeline valves, as well as increased sales of food and beverage systems and components.

Segment income was $103.2 million, or 14.3% of revenues, in the fourth quarter of 2013, compared to $90.8 million, or 12.5% of revenues, in the fourth quarter of 2012. The increase in segment income and margin was due to growth in higher margin aftermarket and component sales and also to reduced costs as a result of restructuring actions completed earlier in the year.

Thermal Equipment and Services

Revenues for the fourth quarter of 2013 were $364.7 million, compared to $446.7 million in the fourth quarter of 2012, a decrease of $82.0 million, or 18.4%.  Organic revenues* declined 16.9%, while currency fluctuations decreased revenues by 1.5%.  The organic revenue decline was due to lower sales of power generation equipment, the expected decline of residential boiler sales related to the 2012 Hurricane Sandy relief efforts and the ramp-down in revenue on the large power projects in South Africa.

Segment income was $32.3 million, or 8.9% of revenues, in the fourth quarter of 2013 compared to $50.9 million, or 11.4% of revenues, in the fourth quarter of 2012.  The decrease in segment income and margin was primarily due to the organic revenue decline described above, offset partially by improved execution and cost reductions from restructuring actions.

Industrial Products and Services and Other

Revenues for the fourth quarter of 2013 were $234.3 million, compared to $191.1 million in the fourth quarter of 2012, an increase of $43.2 million, or 22.6%.  Organic revenues* increased 22.4%, while currency fluctuations increased revenues by 0.2%.  Each business within the group experienced organic revenue growth in the period, led by a significant increase in sales of power transformers.

Segment income was $35.2 million, or 15.0% of revenues, in the fourth quarter of 2013, compared to $24.8 million, or 13.0% of revenues, in the fourth quarter of 2012.  The increase in income and margin was due primarily to leverage on the organic revenue growth described above as well as improved operational execution at our power transformer business.

OTHER ITEMS

Pension and Post Retirement Plan Actions:  On November 12, 2013, we agreed to transfer the obligations for the monthly pension payments of the current retirees under the SPX U.S. Pension Plan (the “Plan”) to Massachusetts Mutual Life Insurance Company through the purchase of a group annuity contract.

Additionally, during a designated election period in the first quarter of 2014, we are offering approximately 7,500 eligible former employees under the Plan a voluntary single lump-sum payment option in lieu of a future pension benefit under the Plan.

We elected (during the fourth quarter of 2013) to change our accounting methods for recognizing changes in the fair value of plan assets and actuarial gains and losses associated with our pension and postretirement benefit plans. Under our new accounting methods, we recognize actuarial gains and losses into earnings during the fourth quarter of each year as a component of net periodic benefit expense. The remaining components of pension/postretirement expense, primarily service and interest costs and expected return on plan assets, are recorded on a quarterly basis. These changes have been reported through retrospective application of the new accounting methods to all periods reported.

Sale of Interest in EGS Joint Venture:  On January 7, 2014, we completed the sale of our 44.5% interest in EGS to Emerson Electric Co. for $574.1 million.  As a result of the sale, we will record a gain, net of tax, of approximately $300.0 million in our first quarter 2014 results.

Credit Facility Refinancing:  On December 23, 2013, we amended our existing senior credit facilities to, among other items:

•                  Extend the final maturity of the facilities to December 23, 2018;

•                  Increase the borrowing capacity under our term loan facility from $475.0 million to $575.0 million, with annual aggregate repayments of 5.0% of the initial principal balance ($475.0 million, together with any additional borrowings of up to $100.0 million available to be drawn under the facility on a delayed draw basis through June 20, 2014) beginning with the first fiscal quarter of 2015, with the remaining balance repayable in full on December 23, 2018;

•                  Reduce availability under our global revolving credit facility from $300.0 million to $200.0 million; and

•                  Reduce availability under our foreign credit instrument facilities from $1,200.0 million to $1,000.0 million.

Bond Redemption:  On February 11, 2014, we completed the redemption of $500 million of bonds scheduled to mature in December 2014.  As a result, we will record a pre-tax charge of approximately $32 million related to the premium and transaction fees associated with the early extinguishment of debt in our first quarter 2014 results.

Dividend:  On November 20, 2013, we announced that our Board of Directors had declared a quarterly dividend of $0.25 per common share to shareholders of record on December 12, 2013, which was paid on January 3, 2014.

On February 10, 2014 the Board of Directors approved a 50% increase in the annual dividend to $1.50 per share, paid quarterly.

Form 10-K:  The company expects to file its annual report on Form 10-K for the year ended December 31, 2013 with the Securities and Exchange Commission no later than March 1, 2014. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with approximately $5 billion in annual revenue, operations in more than 35 countries and over 14,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

*Non-GAAP number. See below for our definition of 2014 adjusted earnings per share from continuing operations.  For all other non-GAAP numbers, see attached financial schedules for reconciliation to most comparable GAAP number.

2014 adjusted earnings per share from continuing operations is defined as diluted net income per share from continuing operations excluding the gain on the sale of our joint venture interest in EGS Electrical Group, charges related to the early extinguishment of our bonds and non-service related costs associated with our defined benefit pension and post retirement plans.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

Revenues	$1,319.0	$1,366.0	$4,717.2	$4,831.0

Costs and expenses:
Cost of products sold	921.4	984.0	3,359.6	3,517.4
Selling, general and administrative	245.4	395.3	956.0	1,112.6
Intangible amortization	8.6	7.7	33.0	34.1
Impairment of goodwill and other long-term assets	4.7	285.9	6.7	285.9
Special charges, net	7.2	6.2	32.3	23.4
Operating income (loss)	131.7	(313.1)	329.6	(142.4)

Other income (expense), net	(7.1)	(5.0)	(11.3)	14.0
Interest expense	(29.2)	(29.4)	(112.6)	(114.4)
Interest income	2.0	1.8	8.2	6.3
Equity earnings in joint ventures	11.6	13.6	42.2	38.6
Income (loss) from continuing operations before income taxes	109.0	(332.1)	256.1	(197.9)
Income tax (provision) benefit	(24.6)	56.4	(54.8)	21.3
Income (loss) from continuing operations	84.4	(275.7)	201.3	(176.6)

Income from discontinued operations, net of tax	4.2	6.0	15.3	46.4
Gain (loss) on disposition of discontinued operations, net of tax	(1.7)	315.0	(4.0)	313.4
Income from discontinued operations, net of tax	2.5	321.0	11.3	359.8

Net income	86.9	45.3	212.6	183.2
Less: Net income (loss) attributable to noncontrolling interests	(0.1)	0.3	2.4	2.8

Net income attributable to SPX Corporation common shareholders	$87.0	$45.0	$210.2	$180.4

Amounts attributable to SPX Corporation common shareholders:
Income (loss) from continuing operations, net of tax	$84.5	$(276.0)	$199.1	$(179.6)
Income from discontinued operations, net of tax	2.5	321.0	11.1	360.0
Net income	$87.0	$45.0	$210.2	$180.4

Basic income (loss) per share of common stock:
Income (loss) from continuing operations attributable to SPX Corporation common shareholders	$1.89	$(5.56)	$4.39	$(3.59)
Income from discontinued operations attributable to SPX Corporation common shareholders	0.05	6.47	0.24	7.20
Net income per share attributable to SPX Corporation common shareholders	$1.94	$0.91	$4.63	$3.61

Weighted average number of common shares outstanding - basic	44.768	49.605	45.384	50.031

Diluted income (loss) per share of common stock:
Income (loss) from continuing operations attributable to SPX Corporation common shareholders	$1.85	$(5.56)	$4.33	$(3.59)
Income from discontinued operations attributable to SPX Corporation common shareholders	0.06	6.47	0.24	7.20
Net income per share attributable to SPX Corporation common shareholders	$1.91	$0.91	$4.57	$3.61

Weighted average number of common shares outstanding - diluted	45.609	49.605	46.006	50.031

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and equivalents	$691.8	$984.1
Accounts receivable, net	1,206.7	1,311.8
Inventories, net	502.2	522.9
Other current assets	104.3	148.7
Deferred income taxes	119.6	92.4
Assets of discontinued operations	148.3	142.6
Total current assets	2,772.9	3,202.5
Property, plant and equipment:
Land	45.4	43.5
Buildings and leasehold improvements	384.4	389.7
Machinery and equipment	789.7	776.4
	1,219.5	1,209.6
Accumulated depreciation	(527.2)	(480.8)
Property, plant and equipment, net	692.3	728.8
Goodwill	1,517.0	1,509.8
Intangibles, net	924.7	955.3
Other assets	911.7	733.7
TOTAL ASSETS	$6,818.6	$7,130.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$494.6	$553.1
Accrued expenses	989.2	980.0
Income taxes payable	73.1	174.9
Short-term debt	26.9	33.4
Current maturities of long-term debt	558.7	8.7
Liabilities of discontinued operations	31.9	34.9
Total current liabilities	2,174.4	1,785.0

Long-term debt	1,090.0	1,649.9
Deferred and other income taxes	389.6	247.2
Other long-term liabilities	992.6	1,212.5
Total long-term liabilities	2,472.2	3,109.6

Equity:
SPX Corporation shareholders’ equity:
Common stock	1,004.5	998.9
Paid-in capital	1,571.5	1,553.7
Retained earnings	2,303.1	2,138.4
Accumulated other comprehensive income	287.5	284.8
Common stock in treasury	(3,008.6)	(2,751.6)
Total SPX Corporation shareholders’ equity	2,158.0	2,224.2
Noncontrolling interests	14.0	11.3
Total equity	2,172.0	2,235.5
TOTAL LIABILITIES AND EQUITY	$6,818.6	$7,130.1

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$86.9	$45.3	$212.6	$183.2
Less: Income from discontinued operations, net of tax	2.5	321.0	11.3	359.8
Income (loss) from continuing operations	84.4	(275.7)	201.3	(176.6)
Adjustments to reconcile income (loss) from continuing operations to net cash from operating activities:
Special charges, net	7.2	6.2	32.3	23.4
Impairment of goodwill and other long-term assets	4.7	285.9	6.7	285.9
Gain on sale of a business	—	—	—	(20.5)
Deferred and other income taxes	(7.3)	(45.1)	95.0	(31.3)
Depreciation and amortization	30.3	25.9	114.8	107.6
Pension and other employee benefits	(1.0)	157.6	(0.1)	176.1
Stock-based compensation	3.5	4.9	32.8	38.8
Other, net	6.2	(2.4)	10.4	8.3
Changes in operating assets and liabilities, net of effects from acquisition and divestitures:
Accounts receivable and other assets	(20.3)	(22.8)	57.8	(215.2)
Inventories	68.6	81.1	10.1	58.7
Accounts payable, accrued expenses and other	80.1	(12.6)	(183.7)	(186.8)
Discretionary pension contribution	—	—	(250.0)	—
Cash spending on restructuring actions	(7.7)	(3.8)	(28.8)	(19.1)
Net cash from continuing operations	248.7	199.2	98.6	49.3
Net cash from discontinued operations	14.1	23.8	6.7	20.5
Net cash from operating activities	262.8	223.0	105.3	69.8

Cash flow from (used in) investing activities:
Proceeds from asset sales and other, net	—	8.9	9.8	18.9
Decrease in restricted cash	0.1	—	—	1.9
Business acquisitions and other investments, net of cash acquired	(2.9)	(3.8)	(2.9)	(34.3)
Capital expenditures	(12.4)	(25.2)	(54.9)	(81.4)
Net cash used in continued operations	(15.2)	(20.1)	(48.0)	(94.9)
Net cash from (used in) discontinued operations	(0.2)	1,131.7	1.3	1,125.6
Net cash from (used in) investing activities	(15.4)	1,111.6	(46.7)	1,030.7

Cash flows used in financing activities:
Borrowings under senior credit facilities	—	179.0	287.0	1,065.0
Repayments under senior credit facilities	—	(640.0)	(287.0)	(1,421.9)
Borrowings under trade receivables agreement	—	—	35.0	127.3
Repayments under trade receivables agreement	—	(46.0)	(35.0)	(127.3)
Net repayments under other financing arrangements	(11.1)	(3.8)	(20.8)	(8.6)
Purchases of common stock	(11.2)	(170.6)	(260.2)	(245.6)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	0.3	0.2	(16.2)	5.3
Financing fees paid	(5.4)	—	(5.4)	(0.2)
Change in noncontrolling interest in subsidiary	—	—	1.9	—
Dividends paid	(11.2)	(25.1)	(34.7)	(63.6)
Net cash used in continuing operations	(38.6)	(706.3)	(335.4)	(669.6)
Net cash used in discontinued operations	—	—	—	—
Net cash used in financing activities	(38.6)	(706.3)	(335.4)	(669.6)
Change in cash and equivalents due to changes in foreign currency exchange rates	(7.7)	9.5	(15.5)	2.2
Net change in cash and equivalents	201.1	637.8	(292.3)	433.1
Consolidated cash and equivalents, beginning of period	490.7	346.3	984.1	551.0
Consolidated cash and equivalents, end of period	$691.8	$984.1	$691.8	$984.1

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF REPORTABLE SEGMENTS AND OTHER OPERATING SEGMENTS

(Unaudited; in millions)

	Three months ended December 31,			Twelve months ended December 31,
	2013	2012	%	2013	2012	%
Flow Technology reportable segment

Revenues	$720.0	$728.2	-1.1%	$2,638.0	$2,682.2	-1.6%
Gross profit	240.4	226.2		835.5	807.9
Selling, general and administrative expense	130.4	129.6		500.5	495.1
Intangible amortization expense	6.8	5.8		26.7	27.7
Income	$103.2	$90.8	13.7%	$308.3	$285.1	8.1%
as a percent of revenues	14.3%	12.5%		11.7%	10.6%

Thermal Equipment and Services reportable segment

Revenues	$364.7	$446.7	-18.4%	$1,344.2	$1,490.9	-9.8%
Gross profit	85.8	108.3		290.9	316.6
Selling, general and administrative expense	52.1	56.2		203.8	204.7
Intangible amortization expense	1.4	1.2		5.2	5.2
Income	$32.3	$50.9	-36.5%	$81.9	$106.7	-23.2%
as a percent of revenues	8.9%	11.4%		6.1%	7.2%

Industrial Products and Services and Other

Revenues	$234.3	$191.1	22.6%	$735.0	$657.9	11.7%
Gross profit	70.8	54.4		229.0	195.1
Selling, general and administrative expense	35.2	28.9		123.6	113.2
Intangible amortization expense	0.4	0.7		1.1	1.2
Income	$35.2	$24.8	41.9%	$104.3	$80.7	29.2%
as a percent of revenues	15.0%	13.0%		14.2%	12.3%

Total income for reportable and other operating segments	$170.7	$166.5		$494.5	$472.5
Corporate expenses	28.6	29.5		110.8	108.8
Pension and postretirement expense (income)	(5.0)	153.1		(17.7)	158.0
Stock-based compensation expense	3.5	4.9		32.8	38.8
Impairment of goodwill and other long-term assets	4.7	285.9		6.7	285.9
Special charges, net	7.2	6.2		32.3	23.4
Consolidated Operating Income (Loss)	$131.7	$(313.1)		$329.6	$(142.4)

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended December 31, 2013
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions	Currency	Growth (Decline)

Flow Technology reportable segment	(1.1)%	—%	0.1%	(1.2)%

Thermal Equipment and Services reportable segment	(18.4)%	—%	(1.5)%	(16.9)%

Industrial Products and Services and Other	22.6%	—%	0.2%	22.4%

Consolidated	(3.4)%	—%	(0.4)%	(3.0)%

	Twelve months ended December 31, 2013
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions	Currency	Growth (Decline)

Flow Technology reportable segment	(1.6)%	0.1%	(0.2)%	(1.5)%

Thermal Equipment and Services reportable segment	(9.8)%	—%	(2.4)%	(7.4)%

Industrial Products and Services and Other	11.7%	—%	—%	11.7%

Consolidated	(2.4)%	0.1%	(0.8)%	(1.7)%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

Net cash from continuing operations	$248.7	$199.2	$98.6	$49.3

Capital expenditures - continuing operations	(12.4)	(25.2)	(54.9)	(81.4)

Free cash flow from (used in) continuing operations	236.3	174.0	43.7	(32.1)

Taxes payable on the gain from the sale of Service Solutions	—	—	115.0	—
Tax benefit associated with voluntary pension funding	—	—	(90.0)	—
Discretionary pension contribution	—	—	250.0	—

Adjusted free cash flow from (used in) continuing operations	$236.3	$174.0	$318.7	$(32.1)

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Twelve months ended
December 31, 2013

Beginning cash and equivalents	$984.1

Cash from continuing operations	98.6
Capital expenditures	(54.9)
Proceeds from asset sales and other, net	9.8
Business acquisition and other investments, net of cash acquired	(2.9)
Borrowings under senior credit facilities	287.0
Repayments under senior credit facilities	(287.0)
Net repayments under other financing arrangements	(20.8)
Financing fees paid	(5.4)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	(16.2)
Purchases of common stock	(260.2)
Dividends paid	(34.7)
Change in noncontrolling interest in subsidiary	1.9
Cash from discontinued operations	8.0
Change in cash and equivalents due to changes in foreign currency exchange rates	(15.5)

Ending cash and equivalents	$691.8

	Debt at				Debt at
	December 31, 2012	Borrowings	Repayments	Other	December 31, 2013

Domestic revolving loan facility	$—	$287.0	$(287.0)	$—	$—
Term loan	475.0	—	—	—	475.0
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	—	—	500.0
Trade receivables financing arrangement	—	35.0	(35.0)	—	—
Other indebtedness	117.0	3.4	(24.2)	4.4	100.6
Totals	$1,692.0	$325.4	$(346.2)	$4.4	$1,675.6